Exhibit 99.3

FOR IMMEDIATE RELEASE

SACHEM CAPITAL CORP. ANNOUNCES CLOSING OF $42.5 MILLION PUBLIC OFFERING OF PREFERRED STOCK

Branford, Connecticut, June 29, 2021 -- Sachem Capital Corp. (NYSE American: SACH) today closed the underwritten public offering of 1,700,000 shares of its 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) at a public offering price of $25.00 per share, or $42.5 million in the aggregate. Net proceeds to the company, after payment of underwriting discounts and commissions and estimated offering expenses payable by the company, are expected to be approximately $40.5 million. In addition, the company has granted the underwriters a 30-day option to purchase up to an additional 255,000 shares of Series A Preferred Stock on the same terms and conditions to cover overallotments, if any.

The Series A Preferred Stock has a private credit rating of ‘BBB’ from Egan-Jones Ratings Company, an independent unaffiliated rating agency. In addition, the Series A Preferred Stock has been approved for listing on the NYSE American under the symbol “SACHPRA” and trading is expected to commence on or about July 6, 2021.

Ladenburg Thalmann & Co. Inc., Janney Montgomery Scott LLC and William Blair & Company, LLC acted as joint book-running managers for the offering. Aegis Capital Corp. acted as co-manager for the offering.

Sachem plans to use the net proceeds from the offering for working capital and general corporate purposes, i.e., primarily to fund new real estate loans secured by first mortgage liens. Sachem may also use the net proceeds to acquire other real estate finance companies or existing mortgage loan portfolios, although no such transactions are pending at this time.

Investors should carefully consider Sachem’s business objectives, growth strategies, risks, sources of revenues and operating and other expenses carefully before investing. The offering was made through a prospectus supplement, dated June 23, 2021, and the accompanying base prospectus, dated June 17, 2021 (collectively, the “Prospectus”), which were filed with the U.S. Securities and Exchange Commission (“SEC”). The Prospectus contains relevant information concerning the offering and about Sachem and should be read carefully before investing. Neither the Prospectus nor this press release constitutes an offer to sell or the solicitation of an offer to purchase shares of the Series A Preferred Stock in any state where such offer, solicitation of an offer or sale is not permitted.

A shelf registration statement relating to these securities is on file with and has been declared effective by the SEC. The offering may be made only by means of the Prospectus, copies of which may be obtained as follows: from Ladenburg Thalmann & Co. Inc., by written request addressed to 640 Fifth Avenue, 4th Floor, New York, New York 10019, by calling toll-free 1-800-573-2541 or by sending an e-mail to: prospectus@ladenburg.com; from Janney Montgomery Scott LLC by written request addressed to 1717 Arch Street Philadelphia, PA 19103, by calling toll-free 1-800-526-6397 or by sending an e-mail to: prospectus@janney.com; from William Blair & Company, L.L.C. by written request addressed to 150 North Riverside Plaza, Chicago, Illinois 60606, by calling toll-free 1-800-621-0687 or by emailing prospectus@williamblair.com. Copies may also be obtained for free by visiting EDGAR on the SEC’s website at http://www.sec.gov.

Egan-Jones Ratings Company is a nationally recognized statistical rating organization (NRSRO) and is recognized by the National Association of Insurance Commissioners (NAIC) as a Credit Rating Provider (CRP). Egan-Jones is also certified by the European Securities and Markets Authority (ESMA). A security rating is not a recommendation to buy, sell or hold securities, and any such rating may be subject to revision or withdrawal at any time by the applicable rating agency.

About Sachem Capital Corp.

Sachem Capital Corp. specializes in originating, underwriting, funding, servicing, and managing a portfolio of first mortgage loans. It offers short term (i.e., three years or less) secured, nonbanking loans (sometimes referred to as “hard money” loans) to real estate investors to fund their acquisition, renovation, development, rehabilitation or improvement of properties located primarily in Connecticut. The company does not lend to owner occupants. The company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the company’s loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate. Each loan is also personally guaranteed by the principal(s) of the borrower, which guaranty may be collaterally secured by a pledge of the guarantor’s interest in the borrower. The company also makes opportunistic real estate purchases apart from its lending activities. The company believes that it qualifies as a real estate investment trust (REIT) for federal income tax purposes and has elected to be taxed as a REIT beginning with its 2017 tax year.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward- looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in our Annual Report on Form 10-K for 2020 filed with the U.S. Securities and Exchange Commission on March 31, 2021. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We disclaim any duty to update any of these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

Investor & Media Contact:

Crescendo Communications, LLC

Email: sach@crescendo-ir.com

Tel: (212) 671-1021